Exhibit 99.1
April 20, 2021

Fellow shareholders,

Revenue grew 24% year over year and was in line with our beginning of quarter forecast, while operating profit and margin reached all-time highs. We finished Q1’21 with 208m paid memberships, up 14% year over year, but below our guidance forecast of 210m paid memberships. We believe paid membership growth slowed due to the big Covid-19 pull forward in 2020 and a lighter content slate in the first half of this year, due to Covid-19 production delays. We continue to anticipate a strong second half with the return of new seasons of some of our biggest hits and an exciting film lineup. In the short-term, there is some uncertainty from Covid-19; in the long-term, the rise of streaming to replace linear TV around the world is the clear trend in entertainment.

(in millions except per share data)	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21 Forecast
Revenue	$5,768	$6,148	$6,436	$6,644	$7,163	$7,302
Y/Y % Growth	27.6%	24.9%	22.7%	21.5%	24.2%	18.8%
Operating Income	$958	$1,358	$1,315	$954	$1,960	$1,865
Operating Margin	16.6%	22.1%	20.4%	14.4%	27.4%	25.5%
Net Income	$709	$720	$790	$542	$1,707	$1,441
Diluted EPS	$1.57	$1.59	$1.74	$1.19	$3.75	$3.16

Global Streaming Paid Memberships	182.86	192.95	195.15	203.66	207.64	208.64
Y/Y % Growth	22.8%	27.3%	23.3%	21.9%	13.6%	8.1%
Global Streaming Paid Net Additions	15.77	10.09	2.20	8.51	3.98	1.00

Net cash provided by (used in) operating activities	$260	$1,041	$1,264	$(138)	$777
Free Cash Flow*	$162	$899	$1,145	$(284)	$692
Shares (FD)	452.5	453.9	455.1	455.3	455.6
Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.

1

Q1 Results and Q2 Forecast
Average revenue per membership1 rose 6% year over year, or 5%, excluding a foreign exchange impact of +$80m. Operating income of $2 billion vs. $958 million more than doubled vs. Q1’20. This exceeded our guidance forecast primarily due to the timing of content spend. EPS of $3.75 vs. $1.57 a year ago included a $253m non-cash unrealized gain from F/X remeasurement on our Euro denominated debt.
The extraordinary events of Covid-19 led to unprecedented membership growth in 2020, as it pulled forward growth from 2021, and delayed production across every region. In turn, we ended 2020 with a bigger membership and revenue base than we would otherwise have had, contributing to record Q1’21 revenues. And since we were still ramping production levels late last year, we had lower content spend in Q1’21 - content amortization only grew 9.5% year over year in Q1’21 vs. 17% in FY20. The result was a 10 percentage point year over year jump in our operating margin to 27% in Q1, which is an all-time high.
As we discussed in past letters, these dynamics are also contributing to a lighter content slate in the first half of 2021, and hence, we believe slower membership growth. In Q1, paid net additions of 4m were below our 6m guidance (and the 16m net additions in the year ago quarter) primarily due to acquisition, as retention in Q1 was in line with our expectations. We don’t believe competitive intensity materially changed in the quarter or was a material factor in the variance as the over-forecast was across all of our regions. We also saw similar percentage year-over-year declines in paid net adds in all regions (see our Regional Breakdown table below), whereas the level of competitive intensity varies by country.
As a reminder, the quarterly guidance we provide is our actual internal forecast at the time we report. That means in some quarters our results will be high relative to our guidance forecast and, in others, it will be low, as can be seen in the chart below. As our membership base continues to grow, there will naturally be more volatility in our absolute paid net additions performance vs. forecast.

___________________________________
1 Average revenue per membership (ARM) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.

2

With similar pull forward and delayed slate dynamics plus our typical seasonality expected to impact Q2’21, we project paid net additions of 1m (vs. 10m in the prior year quarter) with our UCAN and LATAM regions expected to be roughly flattish in memberships (+/- a couple hundred thousand paid net adds). We anticipate paid membership growth will re-accelerate in the second half of 2021 as we ramp into a very strong back half slate with the return of big hits like Sex Education, The Witcher, La Casa de Papel (aka Money Heist), and You, as well as an exciting array of original films including the finale to The Kissing Booth trilogy and large scale, star-driven features like Red Notice (starring Gal Gadot, Dwayne Johnson and Ryan Reynolds) and Don’t Look Up (with an all-star cast including Leonardo DiCaprio, Jennifer Lawrence, Cate Blanchett, Timothée Chalamet, and Meryl Streep). We’ll also have our most comprehensive offering to date of local language titles including Too Hot to Handle for Brazil and Mexico, a special based on our Korean hit franchise Kingdom, the action-thriller Dhamaka (India), as well as new seasons of Sintonia (Brazil), and Control Z (Mexico).
As always, we’re focusing on the fundamentals of our business, which remain healthy. In addition to our record financial results, engagement per member household grew solidly year over year in Q1’21. We’re also seeing how much members value Netflix with Q1’21 churn below Q1‘20 levels, demonstrating that as we improve the service, we can charge a bit more. Our FY21 operating margin target of 20% vs. 18% last year remains unchanged. We are optimistic about the future and believe we are still in the early days of the adoption of internet entertainment, which should provide us with many years of growth ahead.
Content
As seen in the weekly growth chart above, in early Q1, with the benefit of Bridgerton, Lupin and Cobra Kai, we were following a growth trajectory similar to recent years. As we’ve noted previously, the production delays from Covid-19 in 2020 will lead to a 2021 slate that is more heavily second half weighted with a large number of returning franchises. And while the roll out of vaccines is very uneven across the world, we are back up and producing safely in every major market, with the exception of Brazil and India. Assuming this continues, we’ll spend over $17 billion in cash on content this year and

3

we’ll continue to deliver an amazing range of titles for our members with more originals this year than last.
There are several facets to our content strategy. First and foremost, we want to deliver a wide variety of best-in-class stories that our members love and watch in big numbers. Examples of this breadth in Q1 include season one of Firefly Lane (49m chose to watch this title in its first 28 days), season 3 of Cobra Kai (45m), Fate: The Winx Saga (57m), and Ginny & Georgia (52m). Our top movies in Q1 include I Care A Lot (56m), YES DAY (62m), Outside the Wire (66m) and the last installment of To All the Boys I’ve Loved Before trilogy (51m). We program across many genres because tastes are very diverse. Even for one person, what they desire will vary widely depending on their mood or who they are watching with.
Another goal is to create great, locally authentic stories in countries all around the world. It’s why our priority for local language titles is to have a big impact in the home territory so we don’t sacrifice local impact for “travelability.” But we’re increasingly seeing that these local titles find significant audiences around the world, which supports our thesis that great stories are universal: they can come from anywhere and be loved everywhere. Notable standouts this quarter include Below Zero from Spain (47m chose to watch in its first four weeks), Space Sweepers from Korea (26m), Squared Love from Poland (31m) and Who Killed Sara? from Mexico (an estimated 55m), which is also our most popular non-English title ever in the US in its first 28 days (with season 2 launching on May 19).
We want our titles to be talked about by audiences across the globe. Because of our broad distribution and highly engaged members, our titles not only generate high levels of viewing but also can pierce the cultural zeitgeist and transcend the film and TV industry. There were two recent standout examples of this: Lupin2, our French language series about a daring gentleman burglar played by Omar Sy, was not only our most popular new title this quarter on Netflix (76m member households chose to watch in the first 28 days), but it also propelled book sales3 of the novel in France; Lupin: Part 2 will debut later in Q2’21. Similarly, driven by the late December launch of season one of Bridgerton, Julia Quinn’s books hit The New York Times bestseller list for the first time in 18 years.
Netflix led all studios for recent award nominations including the Oscars, Golden Globes, SAG Awards, BAFTA and the NAACP Image Awards, among others. Heading into the Academy Awards this weekend, we have 36 nominations across 17 films including two nominees in each of the Best Picture (Mank, The Trial of the Chicago 7), Best Documentary Feature (Crip Camp, My Octopus Teacher), and Best Animated Feature (Over the Moon, A Shaun The Sheep Movie: Farmageddon) categories. Mank led all films with 10 nominations.
Product
We are constantly working to make it easier for members to access and enjoy something they will love, regardless of their location or mood. In Q1, we launched an opt-in Downloads for You4 feature for Android (with iOS coming soon) that automatically downloads recommended shows and movies onto a member's mobile device, ensuring that they always have something to watch irrespective of connectivity. Knowing that bandwidth and storage can be precious, this feature tries to choose only the most relevant content to download.

__________________________________
2 https://www.vanityfair.com/hollywood/2021/01/lupin-netflix-secrets
3 https://www.thetimes.co.uk/article/netflix-hit-lupin-propels-book-sales-in-france-sqj79jtkw
4 https://about.netflix.com/en/news/downloads-for-you-takes-on-the-go-to-the-next-level

4

This quarter we also launched Fast Laughs5, a mobile feed of short comedy clips from Netflix favorites - it's initially available in several countries including the US on iOS and will be on Android soon. For television viewers, this month we unveiled an updated and improved experience for Kids Profile that more vividly and easily connects children6 with their favorite titles and characters.

Competition
We compete with many activities for consumers’ entertainment time, ranging from watching linear TV, video gaming, and viewing user generated content, just to name a few. Against this backdrop, the entertainment market is huge, giving us plenty of room to grow, if we can continue to improve our service. We believe we are less than 10% of TV screen time in the US and even smaller in other regions and when including mobile devices.
More and more new streaming services are launching, reinforcing our vision that linear TV will slowly give way to streaming entertainment. Despite our 10+ year head start, we are continually seeking operational and creative excellence; we’re working as hard as ever to continually improve our service so that we are the best entertainment option available with best in class stories, an ever-improving product experience and authentic local titles that our members love. Our ability to evolve from a DVD-by-mail to an internet entertainment business, from a US-only to a global service, and from a licensor of second window content to a producer of original content across so many different categories fuels our confidence and optimism for our next decade of challenges, growth and innovation.

When comparing services, subscriber figures alone tell only part of the story (given bundles, discounts and other promotions) so it’s important to also focus on engagement and revenue as key indicators of success; they drive the flywheel of investment in even more amazing stories for our members and future growth. It’s our job to please our members so much on Monday, that on Tuesday, they start with us, and then they stick with us as their first choice for entertainment.

Cash Flow and Capital Structure
Net cash generated by operating activities in Q1 was $777 million vs. $260 million in the prior year period. Free cash flow (FCF)7 for the quarter was $692 million vs. $162 million in Q1‘20. We are on track for full year 2021 free cash flow to be approximately break even. As we discussed last quarter, we believe we are very close to being sustainably FCF positive and that we no longer have a need to raise external financing to fund our day-to-day operations.
During the quarter, we repaid our 5.375% February 1, 2021 bond ($500 million principal) out of balance sheet cash, reducing our total gross debt balance to $15.7 billion as of March 31, 2021. We intend to maintain $10-$15 billion of gross debt. Our board has approved a program to repurchase up to $5 billion of our common stock beginning in 2021 with no fixed expiration date. We expect our buyback program will begin this quarter.

__________________________________
5 https://about.netflix.com/en/news/fast-laughs-is-here
6 https://techcrunch.com/2021/04/13/netflix-gives-its-kids-profiles-a-visual-upgrade/
7 For a reconciliation of free cash flow to net cash provided by (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.

5

Environmental, Social, and Governance (ESG)
We’ve added a new section to our investor relations site that collates all of our ESG information8 for our investors, including our recently published 2020 ESG Report9 (filed March 30, 2021). Our 2020 ESG report includes our commitment to achieve net zero greenhouse gas emissions by the end of 2022. We also released our first Inclusion Report10 around the makeup of our workforce and a third-party diversity audit of our content by the USC Annenberg Inclusion Initiative11, designed to set industry benchmarks around these important issues. As part of this work, we announced the Netflix Fund for Creative Equity, committing $100 million to further develop our pipeline for underrepresented talent.

Reference
For quick reference, our eight most recent investor letters are: January 2021,12 October 2020,13 July 2020,14 April 2020,15 January 2020,16 October 2019,17 July 2019,18 April 2019.19

___________________________________
8 https://ir.netflix.net/governance/ESG/default.aspx
9 https://s22.q4cdn.com/959853165/files/doc_downloads/2021/03/2020-SASB-Report_FINAL.pdf
10 https://about.netflix.com/en/news/netflix-inclusion-report-2021
11 https://about.netflix.com/en/news/building-a-legacy-of-inclusion
12 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q4/FINAL-Q420-Shareholder-Letter.pdf
13 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q3/FINAL-Q3-20-Shareholder-Letter.pdf
14 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q2/FINAL-Q2-20-Shareholder-Letter-V3-with-Tables.pdf
15 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q1/updated/FINAL-Q1-20-Shareholder-Letter.pdf
16 https://s22.q4cdn.com/959853165/files/doc_financials/2019/q4/FINAL-Q4-19-Shareholder-Letter.pdf
17 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q3/FINAL-Q3-19-Shareholder-Letter.pdf
18 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q2/Q2-19-Shareholder-Letter-FINAL.pdf
19 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q1/FINAL-Q1-19-Shareholder-Letter.pdf

6

Regional Breakdown

(in millions)	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21
UCAN Streaming:
Revenue	$2,703	$2,840	$2,933	$2,980	$3,171
Paid Memberships	69.97	72.90	73.08	73.94	74.38
Paid Net Additions	2.31	2.94	0.18	0.86	0.45
Average Revenue per Membership	$13.09	$13.25	$13.40	$13.51	$14.25
Y/Y % Growth	14%	6%	2%	2%	9%
F/X Neutral Y/Y % Growth	14%	6%	3%	2%	9%

EMEA:
Revenue	$1,723	$1,893	$2,019	$2,137	$2,344
Paid Memberships	58.73	61.48	62.24	66.70	68.51
Paid Net Additions	6.96	2.75	0.76	4.46	1.81
Average Revenue per Membership	$10.40	$10.50	$10.88	$11.05	$11.56
Y/Y % Growth	2%	4%	5%	5%	11%
F/X Neutral Y/Y % Growth	4%	8%	3%	—%	4%

LATAM:
Revenue	$793	$785	$789	$789	$837
Paid Memberships	34.32	36.07	36.32	37.54	37.89
Paid Net Additions	2.90	1.75	0.26	1.21	0.36
Average Revenue per Membership	$8.05	$7.44	$7.27	$7.12	$7.39
Y/Y % Growth	3%	(9)%	(16)%	(13)%	(8)%
F/X Neutral Y/Y % Growth	12%	13%	5%	4%	5%

APAC:
Revenue	$484	$569	$635	$685	$762
Paid Memberships	19.84	22.49	23.50	25.49	26.85
Paid Net Additions	3.60	2.66	1.01	1.99	1.36
Average Revenue per Membership	$8.94	$8.96	$9.20	$9.32	$9.71
Y/Y % Growth	(5)%	(4)%	(1)%	3%	9%
F/X Neutral Y/Y % Growth	(3)%	1%	(1)%	—%	3%

7

April 20, 2021 Earnings Interview, 3pm PT
Our video interview with Nidhi Gupta of Fidelity Management & Research, Co. will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to nidhi.gupta@fmr.com. Reed Hastings, co-CEO, Spence Neumann, CFO, Ted Sarandos, co-CEO & Chief Content Officer, Greg Peters, COO & Chief Product Officer and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Nidhi’s questions.

IR Contact:	PR Contact:
Spencer Wang	Richard Siklos
VP, Finance/IR & Corporate Development	VP, Communications
408 809-5360	408 540-2629

8

Use of Non-GAAP Measure
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. However, this non-GAAP financial measure should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending June 30, 2021 and the second half of 2021; investment in our service; average revenue per membership; adoption of internet entertainment and impact on growth; future content offerings and the number and timing of such offerings; viewing metrics for certain titles; product enhancements and offerings; cash spending on content; stock repurchases; impact of production delays; future capital and external financing needs; debt; global streaming paid memberships, paid net additions and membership growth; consolidated revenue, revenue growth, operating income, operating margin, net income, and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of video entertainment; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks, including those related to the coronavirus pandemic; and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 28, 2021. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

9

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenues	$7,163,282	$6,644,442	$5,767,691
Cost of revenues	3,868,511	4,165,160	3,599,701
Marketing	512,512	762,565	503,830
Technology and development	525,207	486,936	453,817
General and administrative	297,196	275,539	252,087
Operating income	1,959,856	954,242	958,256
Other income (expense):
Interest expense	(194,440)	(197,186)	(184,083)
Interest and other income (expense)	269,086	(250,639)	21,697
Income before income taxes	2,034,502	506,417	795,870
Benefit from (provision for) income taxes	(327,787)	35,739	(86,803)
Net income	$1,706,715	$542,156	$709,067
Earnings per share:
Basic	$3.85	$1.23	$1.61
Diluted	$3.75	$1.19	$1.57
Weighted-average common shares outstanding:
Basic	443,224	442,220	439,352
Diluted	455,641	455,283	452,494

10

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,403,705	$8,205,550
Other current assets	1,703,803	1,556,030
Total current assets	10,107,508	9,761,580
Content assets, net	26,043,991	25,383,950
Property and equipment, net	1,015,419	960,183
Other non-current assets	2,956,096	3,174,646
Total assets	$40,123,014	$39,280,359
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,297,957	$4,429,536
Accounts payable	532,942	656,183
Accrued expenses and other liabilities	1,291,812	1,102,196
Deferred revenue	1,140,271	1,117,992
Short-term debt	698,788	499,878
Total current liabilities	7,961,770	7,805,785
Non-current content liabilities	2,465,626	2,618,084
Long-term debt	14,860,552	15,809,095
Other non-current liabilities	1,950,986	1,982,155
Total liabilities	27,238,934	28,215,119
Stockholders' equity:
Common stock	3,600,084	3,447,698
Accumulated other comprehensive income	4,137	44,398
Retained earnings	9,279,859	7,573,144
Total stockholders' equity	12,884,080	11,065,240
Total liabilities and stockholders' equity	$40,123,014	$39,280,359

Supplemental Information
Total streaming content obligations*	$20,725,165	$19,218,830

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for asset recognition.

11

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Cash flows from operating activities:
Net income	$1,706,715	$542,156	$709,067
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to content assets	(3,284,576)	(3,320,341)	(3,294,275)
Change in content liabilities	(266,040)	(528,488)	258,945
Amortization of content assets	2,719,196	2,982,625	2,483,385
Depreciation and amortization of property, equipment and intangibles	35,741	31,943	28,517
Stock-based compensation expense	107,230	107,594	97,019
Foreign currency remeasurement loss (gain) on debt	(253,330)	257,983	(93,060)
Other non-cash items	72,657	73,526	65,448
Deferred income taxes	159,733	(159,584)	46,619
Changes in operating assets and liabilities:
Other current assets	(221,555)	(40,362)	(127,353)
Accounts payable	(137,313)	107,898	(149,153)
Accrued expenses and other liabilities	177,897	(176,585)	214,191
Deferred revenue	22,279	77,790	62,008
Other non-current assets and liabilities	(61,368)	(93,827)	(41,446)
Net cash provided by (used in) operating activities	777,266	(137,672)	259,912
Cash flows from investing activities:
Purchases of property and equipment	(81,001)	(148,356)	(98,015)
Change in other assets	(4,615)	1,957	(288)
Net cash used in investing activities	(85,616)	(146,399)	(98,303)
Cash flows from financing activities:
Repayments of debt	(500,000)	—	—
Proceeds from issuance of common stock	48,071	33,987	43,694
Net cash provided by (used in) financing activities	(451,929)	33,987	43,694
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(42,138)	66,674	(70,902)
Net increase (decrease) in cash, cash equivalents, and restricted cash	197,583	(183,410)	134,401
Cash, cash equivalents and restricted cash at beginning of period	8,238,870	8,422,280	5,043,786
Cash, cash equivalents and restricted cash at end of period	$8,436,453	$8,238,870	$5,178,187

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$777,266	$(137,672)	$259,912
Purchases of property and equipment	(81,001)	(148,356)	(98,015)
Change in other assets	(4,615)	1,957	(288)
Non-GAAP free cash flow	$691,650	$(284,071)	$161,609

12